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     EQUUS TOTAL RETURN, INC. ANNOUNCES INVESTMENT IN ALTERNATIVE ENERGY SECTOR

HOUSTON, TX – June 15, 2007 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announces a $3.0 million investment in INFINIA Corporation (“INFINIA”). The financing round also included investments by Idealab of Pasadena, CA, Khosla Ventures of Menlo Park, CA, Vulcan Capital of Seattle, WA, and existing investor Power Play Energy, LLC of New Canaan, CT.

INFINIA Corporation, based in Kennewick, WA, is a leading developer of Stirling-cycle based products and technologies that exceed life and reliability requirements for critical applications. Operating without internal combustion, a Stirling engine utilizes a temperature differential to drive a piston and produce electricity. Along with other Stirling based products, INFINIA is focused on commercializing a Stirling power system operating on concentrated solar energy for commercial and residential users. The Solar Stirling product is expected to be available in 2008. The new funds will be used to further the company’s sales and product development programs and for company operations.

In addition to the concentrated solar product, INFINIA and its partners are commercializing high efficiency combined heat and power products for the global appliance industry. Also in development is a unique, bio-gas fired Stirling generator to provide electricity and thermal energy for rural areas of developing countries.

“Our Stirling engines are unique – they are reliable, can be manufactured inexpensively, operate on many different heat sources and provide a platform for energy products that will change the way the world generates and utilizes energy,” said J.D. Sitton, CEO of INFINIA. “We are very pleased to welcome Equus as a new partner. Equus is an impressive and accomplished group. We know their guidance and involvement will allow us to accelerate our product development programs and expand our customer reach.”

Sharon Clayton, Vice Chairman of Equus, will be joining the INFINIA Board of Directors. Ms. Clayton stated, “The Fund seeks to invest in small cap companies with significant growth potential. Our business development strategy contemplates opportunities in twenty-first century trend sectors, including alternative energy. INFINIA is a great fit and we look forward to working with this dynamic company and its strong management team.”

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.